Exhibit 99.1

News Release

For information contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-7141

Equistar Announces Financing Plan

HOUSTON, November 17, 2003 – Equistar Chemicals, LP, announced today that, as part of a financing plan, it is commencing a private placement offering of $200 million of senior notes due in 2011. Equistar will use $173 million of the net proceeds to repay in full the term loans outstanding under Equistar’s credit facility and the remaining net proceeds to repay borrowings outstanding under Equistar’s revolving credit facility. The offering is expected to close later this month.

In addition to the senior notes offering, Equistar is in the process of implementing a new $450 million, four-year accounts receivable sales facility and a new $250 million, four-year inventory-based revolving credit facility. The new facilities will replace Equistar’s existing $100 million accounts receivable sales agreement and its existing $354 million revolving credit facility. Equistar anticipates closing the new facilities in December 2003, subject to completion of definitive documentation and other customary conditions.

The senior notes will be offered only to qualified institutional buyers and other eligible purchasers in a private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Equistar Chemicals, LP, headquartered in Houston, Texas, is a joint venture between Lyondell Chemical Company (NYSE: LYO) and Millennium Chemicals Inc. (NYSE: MCH).

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FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Equistar’s products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Equistar’s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the Securities and Exchange Commission in March 2003, and Equistar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which was filed in November 2003.